Exhibit 5.2
150 Third Avenue South, Suite 2800
Nashville, TN 37201
(615) 742-6200
   , 2011
[FORM OF OPINION]
Logan’s Roadhouse, Inc.
c/o LRI Holdings, Inc.
3011 Armory Drive, Suite 300
Nashville, Tennessee 37204
Ladies and Gentlemen:
     We have acted as special Tennessee counsel to Logan’s Roadhouse, Inc., a Tennessee corporation (the “Issuer”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 filed with the Commission on April 18, 2011 (the “Registration Statement”) relating to the proposed offering by the Issuer of $355,000,000 aggregate principal amount of the Issuer’s 10.75% Senior Secured Notes due 2017 (the “New Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of the Issuer’s outstanding 10.75% Senior Secured Notes. The New Notes are to be issued pursuant to the Senior Secured Notes Indenture, dated as of October 4, 2011, among LRI Holdings, Inc., a Delaware corporation, the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by the Supplemental Indenture, dated as of October 4, 2011 (together with such indenture, the “Indenture”), among the Issuer, Logan’s Roadhouse of Texas, Inc., a Texas corporation, Logan’s Roadhouse of Kansas, Inc., a Kansas corporation, and the Trustee.
     In connection with this opinion, we have examined:
     (1) the Indenture;
     (2) the New Notes; and
     (3) the corporate records of the Issuer with respect to the formation and existence of the Issuer.
     The Indenture and the New Notes are sometimes herein referred to collectively as the “Transaction Documents”.

Logan’s Roadhouse, Inc.
                  , 2011

     We have also reviewed such other corporate records of the Issuer, such certificates of public officials and such other matters regarding the Issuer as we have deemed necessary or appropriate for purposes of this opinion letter. As to factual matters, we have assumed the correctness of and relied upon statements and other representations of the Issuer and the officers thereof set forth in the Transaction Documents and in certificates provided pursuant to or in connection with the Transaction Documents or otherwise provided to us, and upon certificates of public officials, and we have made no independent inquiries or investigations. For purposes of the opinions on the existence and good standing of the Issuer, we have relied solely upon a certificate of existence of recent date, issued by the Secretary of State of Tennessee.
     In making such examination and in expressing our opinions, we have further assumed, without investigation or inquiry:
     (a) the due organization, existence and good standing of all parties to the Transaction Documents, except to the extent that we express an opinion in Paragraph 1 below regarding the existence and good standing of the Issuer,
     (b) the legal capacity of all natural persons,
     (c) the due authorization of the Transaction Documents by all parties thereto, except to the extent that we express an opinion in Paragraph 1 below regarding the authorization of the Transaction Documents by the Issuer,
     (d) the due execution and delivery of the Transaction Documents by all parties thereto, except to the extent that we express an opinion in Paragraph 2 below regarding the execution and delivery of the Transaction Documents by the Issuer,
     (e) the due authentication of the New Notes on behalf of the Trustee in the manner provided in the Indenture,
     (f) that all parties to the Transaction Documents have the legal right, power and authority to enter into the Transaction Documents and to consummate the transactions contemplated thereby, except to the extent that we express an opinion in Paragraph 1 below regarding the corporate power and corporate authority of the Issuer,
     (g) that all signatures on any executed documents furnished to us are genuine, all original documents submitted to us are complete, authentic originals and all certified or other reproductions of documents submitted to us conform to the complete, original documents,
     (h) that the Transaction Documents are enforceable against the parties thereto in accordance with the Transaction Documents terms, and

Logan’s Roadhouse, Inc.
               , 2011

     (i) that the indebtedness incurred and obligations undertaken pursuant to the Transaction Documents have been incurred and undertaken for adequate consideration.
     Based upon the foregoing and subject to the assumptions, limitations and qualifications herein set forth, we are of the opinion that:
     1. The Issuer is a validly existing Tennessee corporation, in good standing under the laws of Tennessee. The Issuer has all necessary corporate power and corporate authority to execute and deliver the Transaction Documents to which it is a party and to enter into and perform its obligations thereunder. The execution and delivery of the Transaction Documents to which it is a party and the performance and observance of the provisions thereof have been properly authorized by all necessary corporate actions on the part of the Issuer.
     2. The Indenture has been properly executed and delivered by the Issuer.
     3. When the New Notes are executed and issued by the Issuer and authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Old Notes, the New Notes will be duly executed and delivered by the Issuer.
     The opinions expressed herein are limited to the laws of the State of Tennessee, and we do not express any opinion herein concerning any other laws.
     The opinions expressed herein are qualified as follows:
     (a) We express no opinion as to the title to any property or the perfection or priority of any lien on or any security or other interest in any property.
     (b) The authorization, validity, binding nature and enforceability of the Transaction Documents may be subject to Tennessee corporation law restrictions relating to capital or other financial adequacy that would be applicable in the event that any indebtedness, obligation, liability or undertaking of the Company under the Transaction Documents is deemed to be a dividend or distribution.
     Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.
     The opinions herein are rendered in connection with the Registration Statement for the benefit of the Issuer and the benefit of Debevoise & Plimpton LLP.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Notes” in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of

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             , 2011

persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,